Exhibit 4.15

(English Translation)

Supplementary Agreement III to the Domain Name License Agreement

This Supplementary Agreement is made and entered into by and between the following two parties in Shanghai, China on August 14, 2018:

Licensor:                      51net.com Inc., which is a company organized under the laws of the British Virgin Islands with its registered office at c/c Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The Licensor has legally obtained and owns the domain name under this Agreement.

Licensee:                       Qianjin Network Information Technology (Shanghai) Co., Ltd., which is a company duly registered, organized and validly existing under PRC laws.

Whereas:

1.                  The Domain Name License Agreement entered into by both parties on August 15, 2000 has a term of two years.

2.                  Under the Supplementary Agreement to the Domain Name License Agreement entered into by both parties on August 15, 2002, the term was extended until August 14, 2010.

3.                  Under the Supplementary Agreement II to the Domain Name License Agreement entered into by both parties on August 15, 2010, the term was extended until August 14, 2018.

Through negotiation, both parties agree to enter into the following supplementary agreement:

a.              Under provision 9.2 of the original Domain Name License Agreement, both parties agree on the basis of provision 3 of this Supplementary Agreement to extend the term for another ten years until August 14, 2028.

b.              All other provisions of the original Domain Name License Agreement are unchanged.

c.               This Supplementary Agreement is an integral part of the original Domain Name License Agreement and has the same legal effect. This Agreement is effective upon receipt of the signature and seal of the authorized representatives.

Licensor: 51net.com Inc.

Signature of Authorized Representative: For and on behalf of 51net.com Inc.:	/s/ Rick Yan

Name/Position:

Party B: Qianjin Network Information Technology (Shanghai) Co., Ltd.

[Company Seal of Qianjin Network Information Technology (Shanghai) Co., Ltd.]

Signature of Authorized Representative:

Name/Position: